Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 27, 2023

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER OF 2023 AND ANNOUNCES A 50% INCREASE IN REGULAR CASH DIVIDENDS AND THE PAYMENT OF A SPECIAL DIVIDEND

BILOXI, MS (October 27, 2023) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for the third quarter ending September 30, 2023. Additionally, the Company declared a regular semi-annual cash dividend of $0.18 per common share, which is a 50% increase over the prior semi-annual dividend paid on May 05, 2023 and a special dividend of $0.23 per common share for a total payment of $1,915,801.26 both payable November 17, 2023 to shareholders of record as of November 13, 2023.

“We are pleased with our continuing financial improvement, to announce a regular and special dividend to our shareholders." said Chevis C. Swetman, Chairman and CEO of the holding company and the bank. "We remain dedicated to returning earnings to our shareholders,” he added.

Third Quarter Earnings

Net income for the third quarter of 2023 was $1,910,000 compared to net income of $1,786,000 for the third quarter of 2022. The earnings per weighted average common share for the third quarter of 2023 were $0.41 compared to earnings per weighted average common share of $0.38 for the third quarter of 2022. Per share figures are based on weighted average common shares outstanding of 4,677,827 and 4,678,186 for the third quarters of 2023 and 2022, respectively.

The improvement in net income for the third quarter of 2023 was primarily due to an increase in net interest income of $686,000 to $6,349,000 for the third quarter of 2023 as compared with $5,663,000 for the third quarter of 2022. This increase was mostly attributable to higher interest income on securities along with higher interest income on overnight fed funds and loans due to an increase in interest rates offset by an increase in cost of funds due to the increase in interest rates paid on deposits.

Net income for the first nine months of 2023 increased $3,641,000 to $7,443,000 compared to net income of $3,802,000 for the first nine months of 2022. The earnings per weighted average common share for the first nine months of 2023 were $1.59 compared to earnings per weighted average common share of $0.81 for the first nine months of 2022. Per share figures are based on weighted average common shares outstanding of 4,678,065 and 4,678,186 for the first nine months of 2023 and 2022, respectively.

Return on average assets for the first nine months of 2023 increased 0.59% to 1.19% compared to 0.60% for the first nine months of 2022. The Company’s efficiency ratio decreased 15% to 66% for the first nine months of 2023 compared to 81% for the first nine months of 2022.

The improvement in net income for the first nine months of 2023 was primarily due to an increase in net interest income of $4,965,000 to $20,601,000 for the first nine months of 2023 as compared with $15,636,000 for the first nine months of 2022. This increase was mostly attributable to higher interest income on securities along with higher interest income on overnight fed funds and loans due to an increase in interest rates. For the first time since 2021, the Company recorded income tax expense in the first nine months of 2023 because the Company utilized its remaining net operating loss carryforward during 2022.

Earnings for the first nine months of 2023 were also improved by a negative credit loss provision created by a reduction in the allowance for credit losses of $275,000 following the recovery during the second quarter of 2023 of a $468,000 loan that had been previously charged off.

Asset Quality

On June 30, 2023, following a foreclosure, a large loan was charged off in the amount of $186,000 and the related property was moved into other real estate. This increased the Bank’s other real estate balance to $952,000, which is the reported balance of the Bank’s other real estate as of September 30, 2023. The Bank decreased its balance in nonaccrual loans during the first nine months of 2023 by $1,253,000 to $188,000 as of September 30, 2023, compared to $1,441,000 as of December 31, 2022. In October 2023, funds were received to settle the sale of one property in other real estate reducing the balance to $1.

“The Bank’s management, continues to focus on maintaining high asset quality of the loan portfolio as well as solid interest income on both securities and loans.” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity increased by $3,919,000 over the first nine months of 2023 from $55,194,000 at December 31, 2022, to $59,113,000 at September 30, 2023. The improvement in shareholders’ equity was mainly due to increased earnings of $6,736,000 less dividends of $561,000 paid out to shareholders during the first nine months of 2023. The Company experienced increases in unrealized losses on securities during 2022 and 2023 attributable to $47,796,000 and $50,735,000 in unrealized losses on the available for sale securities portfolio as of December 31, 2022, and September 30, 2023, respectively. These unrealized losses reduced accumulated other comprehensive income on the Company’s balance sheet, thereby reducing shareholders’ equity. The Company does not anticipate these unrealized losses to be realized. The cause of the unrealized losses has primarily resulted from higher interest rates that have impacted the current market value of available for sale securities, but they are not related to any credit deterioration within the portfolio. The Company has maintained strong liquidity and continues to do so therefore, does not foresee a sale of any affected securities in the near future, and it does not currently anticipate any realization of these losses that could impact the Company’s net income in the current year.

The available for sale securities portfolio consists primarily of U.S. Treasury securities. Most of the available for sale purchases in the treasury portfolio occurred prior to the end of 2021 and as these securities mature, they are being replaced by higher yielding treasury securities as the outstanding dollar amount continues to decline. The Bank’s leverage ratio has not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 11.99% as of September 30, 2023.

Liquidity

The Company maintains a well-capitalized balance sheet which includes strong capital and liquidity. The Bank provides a full range of banking, financial and trust services in our local markets. The majority of the Bank’s deposits are fully FDIC insured and the Company evaluates on an ongoing and continuous basis its financial health by preparing for various moderate to severe economic scenarios.

As interest rates have increased and the cost of attracting new deposits and replacing deposit run-off has increased, the Bank has experienced a decrease in deposit balances during the first nine months of 2023. This decrease was mostly caused by the loss of several large public fund deposits following competitive bid processes whereby many public fund deposit accounts were awarded to other local banks.

The Company intends to offset the recent loss of public fund deposits with growth in other types of deposit accounts, proceeds from maturities of investment securities within the next year, earnings on investment securities, loan repayments and through borrowings with the Federal Home Loan Bank of Dallas or other counterparties. Although any new deposits and borrowings may be at a higher cost than the interest rate previously paid on the deposits withdrawn, the Company expects to maintain adequate liquidity levels without having to liquidate any securities within its existing portfolio at a loss.

Franchise tax

The table below outlines how much in franchise taxes the Company has paid out over the years.

Franchise Tax Calculation- The franchise tax was historically $2.50 per $1,000 of capital.

The 2019 tax (paid with 2018 return) was $2.50 but only per $1,000 of capital above $100,000	$222,025
The 2020 tax (paid with 2019 return) was $2.25 per $1,000 of capital above $100,000	$196,025
The 2021 tax (paid with the 2020 return) $2.00 per $1,000 of capital above $100,000	$190,525
The 2022 tax (paid with the 2021 return) $1.75 per $1,000 of capital above $100,000	$160,025
The 2023 tax (paid with the 2022 return) $1.50 per $1,000 of capital above $100,000	$ 81,025

This expense will continue to decrease ratably each year until it is eliminated after 2028 due to legislative changes in Mississippi.

About the Company

Founded in 1896, with $810 million in total assets as of September 30, 2023, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission, www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net interest income	$6,349	$5,663	$20,601	$15,636
Provision for loan, securities & unfunded commitment losses	22	27	(275)	80
Non-interest income	1,745	1,797	5,255	4,989
Non-interest expense	5,834	5,647	17,102	16,743
Income tax expense	328	-	1,586	-
Net income	1,910	1,786	7,443	3,802
Earnings per share	$0.41	$0.38	$1.59	$0.81

TRANSACTIONS IN THE ALLOWANCE FOR CREDIT LOSSES ON LOANS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Allowance for credit losses on loans, beginning of period	$3,224	$3,379	$3,338	$3,311
Recoveries	17	17	580	162
Charge-offs	(40)	(61)	(427)	(191)
Provision for (reduction of ) loan losses	-	27	(280)	80
Impact of adopting ASC 326	-	-	(10)	-
Allowance for credit losses on loans, end of period	$3,201	$3,362	$3,201	$3,362

PERFORMANCE RATIOS
September 30,	2023	2022
Return on average assets	1.19%	0.60%
Return on average equity	17.41%	7.29%
Net interest margin	3.36%	2.44%
Efficiency ratio	66%	81%

BALANCE SHEET SUMMARY
September 30,	2023	2022
Total assets	$810,378	$884,420
Securities	487,872	590,201
Loans,net	226,481	230,026
Other real estate	952	334
Total deposits	730,234	808,522
Shareholders' equity	59,113	49,969
Book value per share	12.64	10.68
Weighted average shares	4,678,065	4,678,186

PERIOD END DATA
September 30,	2023	2022
Allowance for credit losses on loans as a percentage of loans	1.39%	1.44%
Loans past due 90 days and still accruing	$-	$-
Nonaccrual loans	$188	$506
Leverage ratio	11.99%	9.67%